EXHIBIT 10.9

[Form of Income Tax Allocation Agreement by and among Walter Industries, Inc., the Walter Affiliates (as defined therein), Mueller Water Products, Inc. and the Mueller Affiliates (as defined therein)]

INCOME TAX ALLOCATION AGREEMENT

THIS AMENDED AND RESTATED INCOME TAX ALLOCATION AGREEMENT (this “Agreement”) dated as of                       , 2006 is made and entered into by Walter Industries, Inc., a Delaware corporation (“Walter”) and the Walter Affiliates (as defined below), and Mueller Water Products, Inc., a Delaware corporation (“Mueller”) and the Mueller Affiliates (as defined below).

RECITALS

WHEREAS, Walter is the common parent corporation of an “affiliated group” of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and of certain combined groups as defined under similar laws of other jurisdictions and Mueller and the Mueller Affiliates are, as of the date hereof, and have been members of such groups;

WHEREAS, the groups of which Walter is the common parent and Mueller and the Mueller Affiliates are members file or intend to file Consolidated Returns and Combined Returns (each as defined below);

WHEREAS, Mueller intends to effect the initial public offering by Mueller of Mueller common stock that will reduce Walter’s ownership of Mueller, on a fully diluted basis, to less than eighty percent (80%) of the value of Mueller’s common stock (the “IPO”);

WHEREAS, as a result of the reduction in Walter’s ownership, Mueller and the Mueller Affiliates will cease to be members of the Consolidated Group and may cease to be members of one or more Combined Groups (each as defined below);

WHEREAS, Walter intends to make a distribution of the issued and outstanding shares of Mueller stock pro rata to the holders of Walter capital stock in a transaction that is intended to qualify as a tax-free distribution under Section 355 of the Code; and

WHEREAS, Walter and Mueller desire to set forth their agreement regarding the allocation of taxes, the filing of tax returns, the administration of tax contests and other related matters and to replace in its entirety the Income Tax Allocation Agreement, dated as of October 3, 2005, between Walter and Mueller setting forth their agreement with respect to certain tax matters (the “Original Income Tax Allocation Agreement”) with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.           DEFINITIONS

1.1       “AUDIT” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

1.2       “COMBINED GROUP” means a group of corporations or other entities that files a Combined Return.

1.3       “COMBINED RETURN” means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the Mueller Group join in the filing of a Tax Return with Walter or a Walter Affiliate that is not also a member of the Mueller Group.

1.4       “CONSOLIDATED GROUP” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Walter is the common parent and which includes the Mueller Group.

1.5       “CONSOLIDATED RETURN” means any Tax Return with respect to Federal Income Taxes filed by the Consolidated Group pursuant to Section 1501 of the Code.

1.6       “DECONSOLIDATION” means any event pursuant to which Mueller and the Mueller Group cease to be includible in either the Consolidated Group or any Combined Group, as the context requires.

1.7       “DECONSOLIDATION DATE” means the close of business on the day on which a Deconsolidation occurs. Unless otherwise required by the relevant Tax Authority or a court of competent jurisdiction, Walter and Mueller, for itself and the Mueller Group, agree to file all Tax Returns, and to take all other actions, relating to Federal Income Taxes or Non-Federal Combined Taxes in a manner consistent with the position that Mueller and the Mueller Group are includible in the Consolidated Group and any applicable Combined Group for all days from the date hereof through and including a Deconsolidation Date.

1.8       “DISTRIBUTION” means any distribution by Walter of the issued and outstanding shares of Mueller stock that Walter holds at such time in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code.

1.9       “DISTRIBUTION TAXES” means any (i) Taxes imposed on, or increase in Taxes incurred by, Walter or any Walter Affiliate and (ii) any Taxes of a Walter shareholder (or former Walter shareholder) that are required to be paid or reimbursed by Walter or any Walter Affiliate pursuant to a legal determination, resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under Section 355 of the Code (including, without limitation, any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions.  Any Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory Tax rate for the relevant taxable period (or portion thereof).

1.10     “ESTIMATED TAX INSTALLMENT DATE” means the installment due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

1.11     “FEDERAL INCOME TAX” or “FEDERAL INCOME TAXES” means any tax imposed under Subtitle A of the Code (including the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), including any interest, additions to Tax, or penalties applicable thereto, and any other income based United States Federal Tax which is hereinafter imposed upon corporations.

1.12     “FEDERAL TAX” means any Tax imposed under the Code or otherwise under United States federal Tax law.

1.13     “FINAL DETERMINATION” means (a) the final resolution of any Tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an IRS Form 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of Tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Tax Authority provided that Walter determines that no action should be taken to recoup such payment.

1.14     “IRS” means the Internal Revenue Service.

1.15     “MARKET VALUATION” means as of the first business day immediately following the date on which the Distribution is effected (i) with respect to Mueller, the fair market value of all of its issued and outstanding stock (measured using the mean of the high and low of the public trading price as published in The Wall Street Journal) as of such date, or (ii) with respect to Walter, the fair market value of all of its issued and outstanding stock (measured using the mean of the high and low of the public trading price as published in The Wall Street Journal) as of such date.

1.16     “MUELLER AFFILIATE” means any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, directly or indirectly “controlled” by Mueller where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

1.17     “MUELLER BUSINESS” means the business and operations conducted by Mueller and its Affiliates as such business and operations will continue after the date of the IPO.

1.18     “MUELLER GROUP” means the affiliated group of corporations, including any entity that is a disregarded entity for federal income tax purposes, as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which Mueller would be the common parent if it were not a subsidiary of Walter, and any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, which may be or become a member of such group from time to time.

1.19     “MUELLER GROUP COMBINED TAX LIABILITY” means, with respect to any taxable year, the Mueller Group’s liability for Non-Federal Combined Taxes as determined under Section 3.6 of this Agreement.

1.20     “MUELLER GROUP FEDERAL INCOME TAX LIABILITY” means, with respect to any taxable year, the Mueller Group’s liability for Federal Income Taxes as determined under Section 3.5 of this Agreement.

1.21     “NON-FEDERAL COMBINED TAXES” means any Non-Federal Taxes with respect to which a Combined Return is filed.

1.22     “NON-FEDERAL SEPARATE TAXES” means any Non-Federal Taxes that are not Non-Federal Combined Taxes.

1.23     “NON-FEDERAL TAXES” means any Tax other than a Federal Tax.

1.24     “OFFICER’S CERTIFICATE” means a letter executed by an officer of Walter or Mueller and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

1.25     “POST-DECONSOLIDATION PERIOD” means a taxable period beginning after the applicable Deconsolidation Date.

1.26     “PRE-DECONSOLIDATION PERIOD” means any taxable period beginning  on or prior to the applicable Deconsolidation Date.

1.27     “PRO FORMA MUELLER GROUP COMBINED RETURN” means a pro forma non-federal combined tax return or other schedule prepared pursuant to Section 3.6 of this Agreement.

1.28     “PRO FORMA MUELLER GROUP CONSOLIDATED RETURN” means a pro forma consolidated federal income tax return prepared pursuant to Section 3.5(b) of this Agreement.

1.29     “REDETERMINATION AMOUNT” means, with respect to any taxable year, the amount determined under Section 3.10 of this Agreement.

1.30     “RULING” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by Walter (or any Walter Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Tax Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

1.31     “RULING DOCUMENTS” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Walter, its Affiliates and shareholders to the IRS, or on behalf of Mueller, its Affiliates and shareholders to the IRS the appendices and exhibits thereto, and any Ruling issued by the IRS to Walter (or any Walter Affiliate) or Mueller (or any Mueller Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with a Distribution.

1.32     “SUPPLEMENTAL RULING” means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Tax Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

1.33     “SUPPLEMENTAL RULING DOCUMENTS” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with a Distribution.

1.34     “SUPPLEMENTAL TAX OPINION” has the meaning set forth in Section 4.2(c) of this Agreement.

1.35     “TAX ASSET” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum taxes).

1.36     “TAX AUTHORITY” includes the IRS and any state, local, or other governmental authority responsible for the administration of any Taxes.

1.37     “TAX COUNSEL” means a nationally recognized law firm or accounting firm selected by Walter to provide a Tax Opinion or a Supplemental Tax Opinion.

1.38     “TAX” or “TAXES” means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to Tax, or penalties applicable thereto.

1.39     “TAX RETURN” OR “TAX RETURNS” means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.

1.40     “TAX OPINION” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal income tax consequences of a Distribution under Section 355 of the Code.

1.41     “WALTER AFFILIATE” means any corporation or other entity, including any entity that is disregarded for federal income tax purposes, directly or indirectly “controlled” by Walter where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Mueller or any Mueller Affiliate.

1.42     “WALTER BUSINESS” means all of the businesses and operations conducted by Walter and its Affiliates, excluding the Mueller Business, at any time, whether prior to, or after the date of the IPO.

SECTION 2.           PREPARATION AND FILING OF TAX RETURNS

2.1       IN GENERAL.  (a)  Walter shall have the sole and exclusive responsibility for the preparation and filing of any Consolidated Return or Combined Return.

(b)       Mueller shall, subject to Section 2.2 of this Agreement, be responsible for preparing and filing all Tax Returns of Mueller and the Mueller Affiliates other than those described in Section 2.1(a) of this Agreement.

2.2       PREPARATION AND FILING OF RETURNS.  (a) All Tax Returns filed after the date of this Agreement by Walter, any Walter Affiliate, Mueller, or any Mueller Affiliate shall (1) be prepared in a manner that is consistent with Section 4 of this Agreement and the Code, and (2) filed on a timely basis (taking into account applicable extensions) by the party responsible for such filing under Section 2.1 of this Agreement.

(b)       In its sole discretion, Walter shall have the exclusive right with respect to any Consolidated Return or Combined Return (a) to determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or applicable Combined Group, and (4) whether any amended Tax Returns should be filed, (b) to control, contest, and represent the interests of the Consolidated Group and  any Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit, (c) to file, prosecute, compromise or settle any claim for refund, and (d) to determine whether any refunds, to which the Consolidated Group or applicable Combined Group may be entitled, shall be paid by way of refund or credited against the Tax liability of the Consolidated Group or applicable Combined Group. Mueller, for itself and its subsidiaries, hereby irrevocably appoints Walter as its agent and attorney-in-fact to take such action (including the execution of documents) as Walter may deem appropriate to effect the foregoing.

2.3       FURNISHING INFORMATION. Mueller (or the applicable Mueller Affiliate) shall (a) furnish to Walter in a timely manner such information and documents as Walter may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or Combined Return, (2) contesting or defending any Audit relating to a Consolidated

Return or a Combined Return, and (3) making any determination or computation necessary or appropriate under this Agreement, (b) cooperate in any Audit of any Consolidated Return or Combined Return, (c) retain and provide on demand books, records, documentation or other information relating to any tax return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim, and (d) take such action as Walter may deem appropriate in connection therewith. Walter shall provide Mueller (or the applicable Mueller Affiliate) any assistance reasonably required in providing any information requested pursuant to this Section 2.3.

2.4       EXPENSES.  Mueller shall reimburse Walter for any outside legal and accounting expenses incurred by Walter in the course of the conduct of any Audit regarding the Tax liability of the Consolidated Group or any Combined Group, and for any other expense incurred by Walter in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to Mueller or any Mueller Affiliate and provided Walter has conferred with Mueller as to the portion of the Audit relating to Mueller or the Mueller Affiliate. Notwithstanding the foregoing, Walter shall have the sole discretion to control, contest, represent, file, prosecute, challenge or settle any Audit pursuant to Section 2.2 of this Agreement.

SECTION 3.           PAYMENT OF TAXES AND TAX SHARING AMOUNTS

3.1       FEDERAL INCOME TAXES. Walter shall pay (or cause to be paid) to the IRS all Federal Income Taxes, if any, of the Consolidated Group.

3.2       NON-FEDERAL COMBINED TAXES. Walter shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of any Combined Group.

3.3       NON-FEDERAL SEPARATE TAXES AND OTHER TAXES. Mueller shall pay to the appropriate Tax Authorities all Non-Federal Separate Taxes and any other Taxes (other than those described in Section 3.1 and Section 3.2 of this Agreement), if any, of Mueller and the Mueller Affiliates.

3.4       MUELLER LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES.  For each taxable year (or portion thereof ending on the applicable Deconsolidation Date) during a Pre-Deconsolidation Period, Mueller shall pay to Walter an amount equal to the sum of the Mueller Group Federal Income Tax Liability and the Mueller Group Combined Tax Liability for such period.

3.5       MUELLER GROUP FEDERAL INCOME TAX LIABILITY.  (a)  IN GENERAL. The Mueller Group Federal Income Tax Liability for each taxable year (or portion thereof ending on the applicable Deconsolidation Date) shall be the Mueller Group’s liability for Federal Income Taxes as determined on a Pro Forma Mueller Group Consolidated Return prepared in accordance with Section 3.5(b) of this Agreement.

(b)       PRO FORMA FEDERAL RETURN. For each taxable year (or portion thereof ending on the applicable Deconsolidation Date) during a Pre-Deconsolidation Period, Walter shall prepare or cause to be prepared (and, as requested by Walter, Mueller shall cooperate in preparing) a Pro Forma Mueller Group Consolidated Return as if the Mueller Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which Mueller were the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code.  For purposes of this Section 3.5(b), the Mueller Group’s Federal Income Tax Liability shall not be reduced by the Mueller Group’s carrybacks and carryovers of federal Tax Assets from other taxable years (such items being addressed by Section 3.5(c) herein).

(c)       FEDERAL TAX ASSETS.  Walter shall pay to the Mueller Group, not later than 15 business days after Walter makes a payment to, or receives a payment, credit or offset from any Tax Authority pursuant to this Section 3, the amount, if any, by which one or more federal Tax Assets of the Mueller Group reduced the Federal Income Tax liability of the Consolidated Group for any taxable year.  For purposes of computing the amount of the payment described in this Section 3.5(c), one or more federal Tax Assets of the Mueller Group shall be considered to have reduced the Consolidated Group’s Federal Income Tax liability in a given year by an amount equal to the difference, if any, between (i) the amount of the Consolidated Group’s Federal Income Tax liability for the year computed without regard to such Tax Asset or Tax Assets and (ii) the amount of the Consolidated Group’s Federal Income Tax liability for the year computed with regard to such Tax Asset or Tax Assets.

3.6       MUELLER GROUP COMBINED TAX LIABILITY.  (a) IN GENERAL. The Mueller Group Combined Tax Liability for each taxable year (or portion thereof ending on the applicable Deconsolidation Date) shall be the sum for such taxable period of the Mueller Group’s liability for each Non-Federal Combined Tax, as determined on Pro Forma Mueller Group Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.5 hereof.

(b)       STATE TAX ASSETS.  Walter shall pay to the Mueller Group, not later than 15 business days after Walter makes a payment to, or receives a payment, credit or offset from any Tax Authority pursuant to this Section 3, the amount, if any, by which one or more state or local Tax Assets of Mueller and the Mueller Affiliates reduced the Combined Tax liability of the applicable Combined Group for any taxable year.  For purposes of computing the amount of the payment described in this Section 3.6(b), one or more state or local Tax Assets of Mueller and the Mueller Affiliates shall be considered to have reduced the Combined Group’s Tax liability in a given year by an amount equal to the difference, if any, between (i) the amount of the Combined Group’s Tax liability for the year computed without regard to such Tax Asset or Tax Assets and (ii) the amount of the Combined Group’s Tax liability for the year computed with regard to such Tax Asset or Tax Assets.

3.7       FOREIGN TAX ASSETS.  Any other Tax Assets (other than Tax Assets described in Sections 3.5(c) and 3.6(b)) will be reimbursed at the time of use by Walter or Walter Affiliates in accordance with principles set forth in Sections 3.5(c) and 3.6(b).

3.8       TAX SHARING INSTALLMENT PAYMENTS.  (a)  FEDERAL INCOME TAXES. Not later than five business days prior to each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period, Walter shall determine under Section 6655 of the Code the estimated amount of the related installment of the Mueller Group Federal Income Tax Liability. Mueller shall then pay to Walter, not later than such Estimated Tax Installment Date, the amount thus determined.

(b)       NON-FEDERAL COMBINED TAXES. Not later than five business days prior to any estimated tax installment date with respect to Non-Federal Combined Taxes for any Pre-Deconsolidation Period, Walter shall determine the estimated amount of the related installment of the Mueller Group Combined Tax Liability for the taxable year.  Mueller shall pay to Walter, not later than the due date for such installment, the amount thus determined.

3.9       TAX SHARING TRUE-UP PAYMENTS.  (a)  FEDERAL INCOME TAXES.  Not later than 15 business days after the Consolidated Return is filed with respect to any Pre-Deconsolidation Period, Walter shall deliver to Mueller a Pro Forma Mueller Group Consolidated Return or other comparable schedule reflecting the Mueller Group Federal Income Tax Liability for such taxable year (or portion thereof ending on the applicable Deconsolidation Date). Not later than 10 business days after the date such Pro Forma Mueller Group Consolidated Return or other schedule is delivered, Mueller shall pay to Walter, or Walter shall pay to Mueller, as appropriate, an amount equal to the difference, if any, between the Mueller Group Federal Income Tax Liability for such taxable year (or portion thereof ending on the applicable Deconsolidation Date) and the aggregate amount paid by Mueller with respect to such taxable year (or portion thereof ending on the applicable Deconsolidation Date) under Section 3.8(a) of this Agreement.

(b)       NON-FEDERAL COMBINED TAXES.  Not later than 15 business days after the Combined Return is filed with respect to any period that includes any Pre-Deconsolidation Period, Walter shall deliver to Mueller a Pro Forma Mueller Group Combined Return or other comparable schedule reflecting the Mueller Group Combined Tax Liability for such taxable year (or portion thereof ending on the applicable Deconsolidation Date). Not later than 10 business days following delivery of such Pro Forma Mueller Group Combined Return or other schedule, Mueller shall pay to Walter, or Walter shall pay to Mueller, as appropriate, an amount equal to the difference, if any, between the Mueller Group Combined Tax Liability for such taxable year (or portion thereof ending on the applicable Deconsolidation Date) and the amount paid by Mueller with respect to such taxable year (or portion thereof ending on the applicable Deconsolidation Date) under Section 3.8(b) of this Agreement.

3.10     REDETERMINATION AMOUNT.  (a)  IN GENERAL.  In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or any Combined Group as a result of a Final Determination or any settlement or compromise with any Tax Authority (including any amended Tax Return or claim for refund filed by Walter), Mueller shall pay Walter or Walter shall pay Mueller, as the case may be, the Redetermination Amount.

(b)       COMPUTATION.  The Redetermination Amount shall be the difference, if any, between all amounts previously determined under Section 3 of this Agreement and all amounts that would have been determined under Section 3 of this Agreement taking such redetermination into account (including any additions to Tax or penalties applicable thereto), together with interest for each day calculated (1) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by Mueller to Walter, under Section 6621(a)(2) of the Code and, in the case of payment by Walter to Mueller, under Section 6621(a) (1) of the Code, and (2) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of other jurisdictions.

(c)       PAYMENT.  Walter shall deliver to Mueller a schedule reflecting the computation of any Redetermination Amount with respect to any taxable year. Not later than

5 business days after the date such schedule is delivered, Mueller shall pay Walter, or Walter shall pay Mueller, such Redetermination Amount.

3.11.    INTEREST. Payments under this Section 3 that are not made within the prescribed period shall thereafter bear interest at the Federal short-term rate established pursuant to Section 6621 of the Code.

3.12.    CARRYBACKS.  (a) In the event any Tax Asset of the Mueller Group for any Post-Deconsolidation Period is eligible to be carried back to a Pre-Deconsolidation Period, Mueller shall, to the extent permitted by applicable law, elect to carry such amounts forward to any Post-Deconsolidation Period.  If Mueller is required by law to carry back any such Tax Asset to a taxable Pre-Deconsolidation Period, Walter agrees to make a payment to Mueller to the extent that such a payment would be required under the terms of Section 3.5(c), Section 3.6(b) or Section 3.7 of this Agreement, net of any expenses incurred by Walter or Walter Affiliates.  If subsequent to the payment by Walter to Mueller of any such amount, there shall be (a) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (b) a reduction in the amount of the benefit realized by the Walter Group for any reason, Mueller shall repay to Walter, within 30 business days of such event any amount which would not have been payable to Mueller pursuant to this Section 3.12 had the amount of the benefit been determined in light of these events. Mueller shall hold Walter harmless for any penalty, addition to Tax or interest payable by any member of the Walter Group as a result of any such event. Any such amount shall be paid by Mueller to Walter within 30 business days of the payment by Walter or any member of the Consolidated Group or Combined Group of any such penalty, addition to Tax, or interest.

SECTION 4.           DECONSOLIDATION AND DISTRIBUTION TAXES

4.1       CONTINUING COVENANTS.  Mueller, for itself and the Mueller Affiliates, covenants that on or after a Deconsolidation it will not (nor will it cause or permit any member of the Mueller Group ), in respect of any Pre-Deconsolidation Period, (i) make or change any tax election, (ii) change any accounting method, (iii) amend any Tax Return or take any Tax position on any Tax Return that is inconsistent with any Tax position on any Tax Return of the Walter Group, or (iv) take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of the Walter Group.

4.2       ADDITIONAL CONTINUING COVENANTS.  (a)  MUELLER RESTRICTIONS.  Mueller agrees that, until such time as the stock of Mueller owned by Walter and Walter Affiliates constitutes fifty percent (50%) or less of the total combined voting power of all of the outstanding stock of Mueller, Mueller (1) will not knowingly take or fail to take, or permit any Mueller Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Walter’s ability to effectuate a Distribution, and (2) will not issue any stock of Mueller (or any instrument that is convertible, exercisable or exchangeable into any such stock) in an acquisition or public or private offering if, immediately after such issuance, Walter would, or would reasonably be expected to, not own stock of Mueller that, on a fully diluted basis, constitutes “control” (within the meaning of Section 368(c) of the Code) of Mueller.  In the event of a Distribution, Mueller agrees that (1) it will take, and cause each Mueller Affiliate to take, any action reasonably requested by Walter in order to enable Walter to effectuate a Distribution (including, without limitation, any internal restructuring necessary to satisfy the active trade or business requirement of Section 355(b) of the Code) and (2) it will not take or fail to take, or permit any Mueller

Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any written representations of an officer of Mueller pursuant to Section 4.2(e) of this Agreement with respect to any material, information, covenant or representation that relates to facts or matters related to Mueller, any Mueller Affiliate, or the Mueller Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling other than as permitted by Section 4.2(c) of this Agreement.  For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.  In the event of a Distribution, Mueller agrees that it will not take (and it will cause the Mueller Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of a Distribution as a tax-free transaction under Section 355 of the Code.

(b)       WALTER RESTRICTIONS.  In the event of a Distribution, Walter agrees that it will not take or fail to take, or permit any Walter Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Walter (or any Walter Affiliate) or within the control of Walter and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling.  For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.  In the event of a Distribution, Walter agrees that it will not take (and it will cause the Walter Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of a Distribution as a tax-free transaction under Section 355 of the Code.

(c)       CERTAIN MUELLER ACTIONS FOLLOWING A DISTRIBUTION.  In the event of a Distribution, Mueller agrees that, during the 2-year period following a Distribution, without first obtaining, at Mueller’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Walter and Mueller agree otherwise, Mueller shall not (1) sell all or substantially all of the assets of Mueller or any Mueller Affiliate, (2) merge Mueller or any Mueller Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of Mueller in a transaction described in Section 351 (other than a transfer to a corporation which files a consolidated return with Mueller and which is wholly-owned, directly or indirectly, by Mueller) or subparagraph (C) or (D) of Section 368(a)(1) of the Code, (4) issue stock of Mueller or any Mueller Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, or (5) facilitate or otherwise participate in any acquisition of stock in Mueller that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Mueller.  Mueller or any Mueller Affiliate shall only undertake any of such actions after Walter’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Walter.  The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.2(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(d)       NOTICE OF SPECIFIED TRANSACTIONS.  Not later than 30 days prior to entering into any oral or written contract or agreement, and not later than 5 days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in Section 4.2(c) of this Agreement, Mueller shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Walter.

(e)       MUELLER COOPERATION.  Mueller agrees that, at the request of Walter, Mueller shall cooperate fully with Walter to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling.  Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including, without limitation, any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Rulings Documents, and/or (v) reasonably requested written representations confirming that (a) Mueller has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to Mueller, any Mueller Affiliate, or the Mueller Business contained in the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents are true, correct and complete in all material respects).

4.3       DISTRIBUTION TAXES.  The parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that a Distribution is pursued at some future time.

(a)       WALTER’S LIABILITY FOR DISTRIBUTION TAXES.  In the event of a Distribution, notwithstanding Section 3 of this Agreement, Walter and each Walter Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(1)       any action or omission by Walter (or any Walter Affiliate) inconsistent with any material, information, covenant or representation related to Walter, any Walter Affiliate, or the Walter Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Tax Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Walter (or any Walter Affiliate) of liability under this Agreement);
(2)       any action or omission by Walter (or any Walter Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Walter (or any Walter Affiliate) following a Distribution;
(3)       any acquisition of any stock or assets of Walter (or any Walter Affiliate) by one or more other persons (other than Mueller or a Mueller Affiliate) prior to or following a Distribution; or

(4)       any issuance of stock by Walter (or any Walter Affiliate).

(b)       MUELLER’S LIABILITY FOR DISTRIBUTION TAXES.  In the event of a Distribution, notwithstanding Section 3 of this Agreement, Mueller and each Mueller Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(1)       any action or omission by Mueller (or any Mueller Affiliate) after a Distribution at any time, that is inconsistent with any written representations of an officer of Mueller pursuant to Section 4.2(e) of this Agreement with respect to any material, information, covenant or representation related to Mueller, any Mueller Affiliate, or the Mueller Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by Mueller (or any Mueller Affiliate) to Walter (or any Walter Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Tax Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Mueller (or any Mueller Affiliate) of liability under this Agreement);
(2)       any action or omission by Mueller (or any Mueller Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Mueller (or any Mueller Affiliate), stock buyback or payment of an extraordinary dividend;
(3)       any acquisition of any stock or assets of Mueller (or any Mueller Affiliate) by one or more other persons (other than Walter or any Walter Affiliate) prior to or following a Distribution; or
(4)       any issuance of stock by Mueller (or any Mueller Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants.

(c)       JOINT LIABILITY FOR REMAINING DISTRIBUTION TAXES.  Walter and each Walter Affiliate shall be liable for a percentage of any Distribution Taxes (not otherwise allocated by Sections 4.3(a) or (b) of this Agreement) equal to the quotient of (i) Walter’s Market Valuation, divided by (ii) the sum of (x) Walter’s Market Valuation, and (y) Mueller’s Market Valuation.  Mueller and each Mueller Affiliate shall be jointly and severally liable for a percentage of any Distribution Taxes (not otherwise allocated by Sections 4.3(a) or (b) of this Agreement) equal to the quotient of (i) Mueller’s Market Valuation, divided by (ii) the sum of (x) Walter’s Market Valuation, and (y) Mueller’s Market Valuation.

SECTION 5.           MISCELLANEOUS

5.1       TERM.  All rights and obligations arising hereunder shall survive until they are fully effectuated or performed provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

5.2       ALLOCATIONS.  (a)  IN GENERAL.  All computations with respect to any Pre-Deconsolidation Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as Walter, in its sole discretion, shall make.

(b)       TAX ASSETS.  Walter shall advise Mueller in writing within 90 days after the filing of the Consolidated Return for the taxable year that includes the Deconsolidation Date of the allocation of any Tax Assets among Walter, each Walter Affiliate, Mueller, and each Mueller Affiliate.  The parties hereby agree that, for purposes of determining such allocation, Walter shall be free to use any legally permissible method of allocation in its sole discretion.

5.3       CHANGES IN LAW.  Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

5.4       CONFIDENTIALITY. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 5.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

5.5       SUCCESSORS. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including any successor of Walter and Mueller succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party.

5.6       AUTHORIZATION, ETC.  Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

5.7       ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements.

5.8       SECTION CAPTIONS.  Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

5.9       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to laws and principles relating to conflicts of law.

5.10     COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

5.11     WAIVERS AND AMENDMENTS.  This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

5.12     SEVERABILITY.  In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be effected or impaired thereby.

5..13    NO THIRD PARTY BENEFICIARIES.  This Agreement is solely for the benefit of the parties to this Agreement and each Walter Affiliate and Mueller Affiliate and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.

5.14     OTHER REMEDIES.  Mueller recognizes that any failure by it or any Mueller Affiliate to comply with its obligations under Section 4 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to Walter, Walter Affiliates, and their stockholders.  Accordingly, Walter shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Walter is entitled at law or in equity.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

WALTER INDUSTRIES, INC.

By:
Name:
Title:

MUELLER WATER PRODUCTS, INC.

By:
Name:
Title: